Exhibit 10.1

BINDING LETTER OF INTENT
GEX MANAGEMENT, INC. AND
ENDEAVOR PLUS, INC.

This binding letter of intent ("LOI”), dated as of July 30, 2018, sets forth the understanding and preliminary agreement by and between GEX Management, Inc., a public company organized under the laws of the State of Texas (“GXXM”), on the one hand, and Endeavor Plus, Inc., a private healthcare company with offices located in New York, NY ("Endeavor"), on the other hand. GXXM and Endeavor are sometimes referred to individually, as a “Party” and collectively, as the “Parties.”

WHEREAS, the Parties are entering into this LOI for the express purpose of GXXM acquiring 100% of the capital stock of Endeavor pursuant to a definitive share exchange agreement, which the Parties reasonably expect to be executed and delivered on or about September 30, 2018 (the “Definitive Agreement” or “SEA”); and

WHEREAS, Endeavor understands that: (i) GXXM is a public company with shares subject to quotation on the OTCQB under the symbol “GXXM;” and (ii) GXXM is a current reporting company filing reports with the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”); and

WHEREAS, the Parties agree that pending the execution of the Definitive Agreement, and as a condition to the closing of the Share Exchange (s defined below) (the “Closing”), Endeavor shall deliver to GXXM, not later than December 31, 2018, the audited financial statements of Endeavor, prepared by its independent public accountants for Endeavor’s years-ended December 31, 2017 and 2016 (the “Audited Financial Statements”) which shall be in compliance with GAAP and/or PCAOB, and in a form acceptable by the SEC, and such interim unaudited financial statements as are required in connection with applicable laws, prepared in accordance with GAAP and/or PCAOB (the “Interim Financial Statements”); and

WHEREAS, the Parties agree that under this LOI and subject to the Definitive Agreement, GXXM shall: (i) issue to the shareholders and/or designees of Endeavor (the “Endeavor Holders”) restricted shares of common stock of GXXM (the “GXXM Shares”) as set forth in Section 2 below; (ii) appoint Mr. Pat Dileo as a member of the GXXM Board of Directors and as CEO of Endeavor Plus which shall become a wholly-owned subsidiary of GXXM upon the Closing; and (iii) GXXM and Endeavor shall have equal representation on the Board of Directors of GXXM upon the Closing.

1.                The Closing. Upon the Closing, GXXM will acquire 100% of Endeavor’s issued and outstanding capital stock (the "Endeavor Shares") owned by the Endeavor Holders in exchange for the issuance of the GXXM Shares as set forth in Section 2 below, upon which, Endeavor will become a wholly owned subsidiary of GXXM (the “Share Exchange”). It is anticipated that the share exchange will be structured to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code.

2.                Share Exchange. Upon the Closing, and subject to the delivery by Endeavor and/or the Endeavor Holders of the Endeavor Shares, the Endeavor Holders shall receive a total of thirteen million (13,000,000) restricted GXXM Shares in exchange for all of the Endeavor Shares. It is hereby agreed that upon Closing, GXXM will not have in excess of Fifteen Million (15,000.000) GXXM Shares issued and outstanding.

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3.                Additional Terms and Conditions of the Closing. Consummation of the Share Exchange will be subject to the following terms and conditions:

(a)                      A Definitive Agreement satisfactory to GXXM and Endeavor shall be executed as soon as practicable but not later than September 30, 2018 unless the Parties agree in writing to extend the date. The Definitive Agreement shall contain terms, conditions, representations and warranties, covenants and legal opinions normal and appropriate for a transaction of the type contemplated, including, without limitation, those summarized in this LOI;

(b)                     Upon signing the Definitive Agreement and closing of the Share Exchange, GXXM shall prepare and file with the SEC all appropriate documents including, but not limited to, any required Current Reports on Form 8-K, with disclosure under Items 1.01, 3.02 and 5.02, as applicable, together with applicable exhibits and a Schedule 13D.

(c)                      Upon and as a condition of the Closing, Endeavor shall deliver or cause to be delivered to GXXM, as necessary, a description of Endeavor's business and Endeavor's Audited Financial Statements and Interim Financial Statements prepared in accordance with the applicable rules and regulations of the SEC ("SEC"). Endeavor shall also provide such other information and disclosure that GXXM may require for inclusion in its filings with the SEC under the Exchange Act and the rules and regulations of the SEC.

(d)                     Each Party and their respective agents, attorneys and representatives shall have full and free access to the properties, books and records of the other Party (the confidentiality of which the requesting Party agrees to retain with full confidentiality) for purposes of conducting investigations of the other Party;

(e)                      The Parties shall have received all permits, authorizations, regulatory approvals and third-party consents, if any, necessary for the consummation of the SEA and Closing of the Share Exchange and all applicable legal requirements shall have been satisfied;

(f)                    It is hereby agreed that Endeavor’s current officers and directors shall use their reasonable best efforts to preserve intact the business organization and employees and other business relationships of Endeavor; shall continue to operate in the ordinary course of business and maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice; shall use its reasonable best efforts to maintain Endeavor's current financial condition and shall not declare or make any dividend or stock distributions.

(g)                     Disclosure. Without the prior written consent of GXXM, which consent will not be unreasonably withheld, Endeavor will, and each Party hereto will cause its directors, officers, shareholders, employees, agents, other representatives and affiliates not to, disclose to any person the fact that discussions or negotiations are taking place concerning the transactions contemplated hereby, the status thereof, or the existence of this LOI and the terms thereof, unless in the opinion of such Party disclosure is required to be made by applicable law, regulation or court order, and such disclosure is made after prior consultation with GXXM.

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(h)          Access to Endeavor. Endeavor will give GXXM and its representatives full access to any personnel and all properties, documents, contracts, books, records and operations of Endeavor relating to its business. Endeavor will furnish GXXM with copies of documents and with such other information as GXXM may reasonably request

4.        Expenses. Each Party shall have independent counsel and as such all legal fees and expenses shall be borne by each Party.

5.        Conduct of Business of Endeavor Pending Closing. Until consummation or termination of the Closing of the Share Exchange, Endeavor will conduct its business only in the ordinary course and none of the assets of Endeavor shall be sold or disposed of except in the ordinary course of its business.

6.        Representations and Warranties. The Definitive Agreement will contain representations and warranties customary to transactions of this type, including without limitation, representations and warranties by Endeavor and, if appropriate, the Endeavor Holders, on the one hand, and GXXM, on the other hand as to: (a) the accuracy and completeness of the Endeavor's Audited and Interim Financial Statements and the GXXM financial statements filed with the SEC in its Exchange Act Reports; (b) disclosure of Endeavor's material contracts, commitments and liabilities, direct or contingent; (c) the physical condition, suitability, ownership and absence of liens, claims and other adverse interests with respect to the Endeavor's assets; (d) the valid right, title and interest of the Endeavor Holders of their Endeavor Shares; (e) the absence of undisclosed liabilities with respect to Endeavor, other than as set forth in the Audit and Interim Financial Statements, and liabilities incurred in the ordinary course of business since that date of the Interim Financial Statements; (f) the absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of Endeavor and GXXM, as the case may be; (g) absence of pending or threatened litigation (other than disclosed in writing), investigations or other matters affecting the SEC; (h) the compliance by Endeavor and GXXM with laws and regulations applicable to its business and obtaining all licenses and permits required for its business; and (i) the due incorporation, organization, valid existence, good standing and capitalization of Endeavor and GXXM.

7.        Enforceable Agreement; Compliance with Applicable Laws. This LOI shall constitute an enforceable agreement between the Parties, and shall serve as the Agreement until such time as the Definitive Agreement may be prepared, however, not later than September 30, 2018 unless extended by mutual written agreement of the Parties. The Parties agree to use their respective best efforts to negotiate a mutually acceptable Definitive Agreement and to consummate the Closing of the Definitive Agreement on or before December 31, 2018, unless extended by mutual written agreement of the Parties. It is the understanding of the Company and Seller that all matters referred to in this LOI are conditioned upon compliance with applicable Federal and state securities laws and other applicable laws.

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8.        Exclusivity; Due Diligence. From and after the date of the execution of this LOI through and including [September 30, 2018] (which date may be extended by mutual written consent of the Parties) (the “Exclusivity Period”), Endeavor hereby covenants and agrees that it will not enter into any transaction that would preclude the consummation of the Share Exchange consistent with the terms set forth in this LOI, nor will Endeavor enter into any discussions or negotiations with respect thereto with any person other than GXXM. GXXM shall have the right, upon prior written notice to Endeavor, to terminate its obligations hereunder at any time if the results of its due diligence inquiry are unsatisfactory to GXXM, in its sole discretion, and in such event, neither party shall have any liability or obligation to the other party.

9.        Termination and Effects of Termination. The obligations of the Parties to each other under this LOI shall terminate upon the first to occur of (i) the expiration of the Exclusivity Period, (ii) termination by GXXM pursuant to Section 8 of this LOI, or (iii) the execution and delivery of a definitive Share Exchange Agreement among the GXXM, Endeavor and the Endeavor Holders, provided that the provisions and obligations of the parties created by Sections 10 and 11 hereof shall survive the termination of this LOI..

10.       Governing Law. This LOI shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts or choice of laws thereof.

11.       Confidentiality. Each of the parties to this LOI agrees to maintain the confidentiality of the terms of this LOI and the Share Exchange, and not to use any information it may learn about the other party for any purpose other than to consummate the Share Exchange. Further, no disclosure of any information concerning this LOI, the Share Exchange or any confidential information delivered by either party to the other pursuant to this LOI or the Share Exchange shall be disclosed to any other person unless such disclosure is reasonably necessary in connection with the purposes of this LOI and until such other person shall have first executed and delivered a written confidentiality agreement (or is otherwise legally bound by reasonably comparable confidentiality obligations existing under contract or pursuant to the terms of his or her work with any party to this LOI) by which such person agrees to hold in confidence such confidential information. The obligations of the parties (and of such other persons to whom confidential information is delivered) pursuant to this paragraph shall continue indefinitely, except as otherwise required by applicable law, governmental regulation, stock exchange rule or court order. The parties may publish a press release upon [signing/closing], the contents of which will be subject to the prior approval of both parties, not to be unreasonably withheld or delayed.

12.       Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this LOI must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile or electronic mail; (iii) upon receipt when sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

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If to Endeavor:

Endeavor Plus, Inc.

394 Broadway Floor Five

New York, NY 10013

Attn.: Pat Dileo

Title: President and Chief Executive Officer

Telephone: (732)_423-5520

Facsimile: (732) 732-929-1530

Email: pdileo@endeavorplus.com

If to GXXM:

GEX Management, Inc.

12001 N. Central Expressway, Suite 825

Dallas, Texas 75243

Attn: Carl Dorvil

Title: Chief Executive Officer

Telephone: (469) 583-8453

Facsimile: (___) _______________

Email: cdorvil@gexmanagement.com

If to GXXM, with a copy to (does not constitute service):

Crone Law Group, P.C.

830 Third Avenue, 5th Floor

New York, NY 10022

Attn: Eric C. Mendelson, Esq.

Telephone: (646) 278-0886

Facsimile: (212) 840-8560

Email: emendelson@cronelawgroup.com

or to such other address as such party may indicate by a written notice delivered to the other party hereto.

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(Signatures on Following Page)

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IN WITNESS WHEREOF, the parties hereto have caused this LOI to be duly executed as of the date first written above.

GEX MANAGEMENT, INC.	ENDEAVOR PLUS, INC.

/s/: Carl Dorvil	/s/: Pat Dileo
Name: Carl Dorvil	Name: Pat Dileo
Title: Chief Executive Officer	Title: Chief Executive Officer

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